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                                                                   Exhibit 99(5)

                         LA GROUP INC., & SUBSIDIARIES
                       SCHEDULE OF CONSOLIDATED GOODWILL
                                 JUNE 30, 1999



COMMENT #59 - ORIGIN OF GOODWILL

     On March 15, 1996 the Company completed an acquisition of all of the outstanding stock of Kent Toys, Inc., a publicly traded Utah Corporation. The Company issued 15,226,900 of its common stock (Par Value $.001) in exchange for the assets and also assumed liabilities of Kent Toys, Inc., in the amount of $25,300. The Company also agreed to issue an additional 400,000 shares of its common stock during the next two fiscal years; 100,000 in 1997 and 300,000 shares in 1998. The amount of goodwill recorded was computed by adding the fair market value of the common stock issued to the amount of liabilities assumed. The following illustrates the transaction:

     AT JUNE 30, 1996
     ----------------

     Fair Value of Stock Issued
     15,226,900 X $.001(Par Value)                              $   15,227

     Plus:
     Liabilities Assumed                                            25,300
                                                                ----------

     Amount of Goodwill Recorded                                    40,527


     AT JUNE 30, 1997
     ----------------

     Fair Value of Stock Issued
     100,000 X $.05(Fair Market Value)                               5,000




     AT JUNE, 30, 1998
     -----------------

     Fair Value of Stock Issued
     300,000 X $.05(Fair Market Value)                               15,000
                                                                 ----------

     Total Amount of Goodwill Recorded                              $60,527
                                                                ===========

AMORTIZATION OF GOODWILL

The cost of goodwill is being amortized using the straight line method over the period to be benefited which has been estimated by the company to be fifteen years. The primary criterion used by the company is determining the fifteen year useful life is that it most closely reflects the average service lives of the employees that are critical to the realization of the asset, as outlined under apb - 17.